Exhibit 99.1

SkyPeople Fruit Juice Appoints New Independent Auditor

XI'AN, China, December 14th /PRNewswire-Asia-FirstCall/ - SkyPeople Fruit Juice, Inc. (NYSE Amex: SPU) ("SkyPeople" or "the Company"), a processor and manufacturer of concentrated apple, kiwifruit, pear and other fruit juices and fruit products in China, today announced  its appointment of BDO Limited, Hong Kong, as the Company’s independent auditor effective December 11th, 2009.

On December 11th, 2009 the Company engaged BDO Limited to audit the Company’s financial statements for the year ended December 31, 2009.  During the Company’s two most recent fiscal years, Child, Van Wagoner & Bradshaw has been engaged as an independent accountant to audit the Company.

About SkyPeople Fruit Juice, Inc.
SkyPeople Fruit Juice, Inc. is a holding company of Shaanxi Tianren. Shaanxi Tianren is a company organized according to the laws of the People's Republic of China. Shaanxi Tianren's main products are concentrated apple, kiwifruit, pear and other fruit juices for domestic and international consumers. Its brand, HEDETANG®, is positioned as a high quality, healthy and nutritious juice concentrate and clear juice product used both as an ingredient component in other products and an end-use juice concentrate product.  Shaanxi Tianren utilizes the largest kiwifruit plantation in China and is a leading producer of concentrated kiwifruit juice in Asia. For more information, please visit www.skypeoplefruitjuice.com.

Forward-Looking Statements
This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the People's Republic of China, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

COMPANY
SkyPeople Fruit Juice, Inc.
Ms. Spring Liu, CFO
Tel:   +1-818-390-1272
Email: springliu@skypeoplejuice.com
Web: www.skypeoplejuice.com

INVESTOR RELATIONS:

     John Mattio
     HC International, Inc.
     Tel: US +1-203-616-5144
     Email: john.mattio@hcinternational.net
     Web: http://www.hcinternational.net